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                                                                   Exhibit 99.2
                                                                      Exhibit I



                  Management's Assertion Concerning Compliance
                      with USAP Minimum Servicing Standards

March 23, 2004

As of and for the year ended December 31, 2003, CIT Financial USA, Inc (the "Company"), a wholly-owned subsidiary of CIT Group Inc., has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"), to the extent the procedures in such are applicable to the servicing obligations set forth in the Servicing Agreements. During the year ended December 31, 2003, certain instances of noncompliance with the standards occurred as noted below:

Lockbox Accounts

Standard: Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

o    Be mathematically accurate;

o    Be prepared within forty-five (45) calendar days after the cutoff date;

o Be reviewed and approved by someone other than the person who prepared the reconciliation; and

o Document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

The preparation of bank account reconciliations during the year were completed. However, certain reconcilements contained unreconciled variances, and certain reconciling items were not resolved within 90 days of identification. Management is in the process of re-emphasizing standards and policies surrounding these bank accounts to ensure timely identification and resolution of all reconciling items and unreconciled variances.

Payments

Standard: Payments made in accordance with the lease/loan documents shall be posted to the applicable records accurately and on a timely basis.

Certain reconciling items were not cleared within ninety (90) days of their original identification. Management has reviewed all significant reconciling items and management does not believe that these items have a material impact on the lease/loan records, and will re-emphasize policies and standards to ensure that payments receipts are posted to the applicable customer account on a timely basis.




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Delinquency

Standard: Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).

There were certain instances whereby account collection efforts were not performed or maintained at least monthly. Management believes that the systemic collection process & strategies it employs provides maximum coverage of delinquent accounts and has implemented additional procedures to review documentation regarding collection efforts.


As of and for this same period, CIT Group Inc. had in effect a financial institution bond, computer crime policy and error and omissions policy in the following amounts:


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            Insurance Type                        Coverage
--------------------------------------------------------------------------
Financial institution bond                       $60 million
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Computer crime policy                            $60 million
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Errors and omissions                             $10 million
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



/s/ Jeffrey D. Simon
-----------------------------------------------
Jeffrey D. Simon
President, Vendor Technology Finance Group
CIT Financial USA, Inc.


/s/ William L. Schumm
-----------------------------------------------
William L. Schumm
Executive Vice President
CIT Financial USA, Inc.


/s/ Kenneth P. Reynolds
-----------------------------------------------
Kenneth P. Reynolds
Senior Vice President
CIT Financial USA, Inc.